Exhibit 3.4

CERTIFICATE OF AMENDMENT
TO THE
CERTFICATE OF INCORPORATION
OF
GRIT BXNG AT HOME, INC.

GRIT BXNG AT HOME, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: That ARTICLE FOURTH shall be amended by replacing Section A thereof in its entirety as follows:

A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Twenty Two Million Five Hundred Thousand Shares (22,500,000) shares. Twenty Million (20,000,000) shares shall be Common Stock, each having a par value of ($0.001). Two Million Five Hundred Thousand (2,500,000) shares shall be Preferred Stock, each having a par value of ($0.001).

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by William Zanker, its Chief Executive Officer, this 16th day of December, 2020.

/s/ William Zanker
William Zanker